UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C. 20549



                          FORM 8-K



                       CURRENT REPORT
           PURSUANT TO SECTION 13 OR 15(D) OF THE
               SECURITIES EXCHANGE ACT OF 1934


        June 8, 2005                      333-101960
   Date of Report (Date of          Commission File Number
  earliest event reported)


                YUKON GOLD CORPORATION, INC.
   (Exact name of registrant as specified in its charter)


          Delaware                        98-0413063
(State or other jurisdiction           (I.R.S. Employer
     of incorporation or           Identification Number)
        organization)


                       347 Bay Street
                         Suite 408
                  Toronto, Ontario M5H 2R7
    (Address of Principal Executive Offices) (Zip Code)


                       (416) 865-9930
    (Registrant's telephone number, including area code)

Item 5.02   Departure of Directors or Principal Officers;
            Election of Directors; Appointment of Principal
            Officers.

      Yukon Gold Corporation, Inc. ("Yukon Gold") accepted the resignation of Stafford Kelley as Secretary/Treasurer and a Director as of May 11, 2005 and the resignation of Richard Ewing as a Director as of May 30, 2005. Neither Mr. Kelley nor Mr. Ewing resigned as a result of any disagreement with Yukon Gold on any matter relating to the company's operations, policies or practices.

     On May 11, 2005 The Board of Directors appointed Howard
Barth to fill one of the vacancies and on May 30, 2005 the Board of Directors appointed Robert ("Dutch") Van Tassell to fill the other vacancy.

Howard Barth

     Howard Barth graduated with a B.A. in Geography at York University, in Toronto, Ontario. He continued his studies at York University through the Schulich School of Business and graduated with a Masters degree in Business Administration in 1976. Upon graduation Mr. Barth worked for William Eisenburg & Company (now PricewaterhouseCoopers), a large Toronto accounting firm and attained his C.A. designation. After spending the next few years working with different firms in the Greater Toronto area, Mr. Barth started his own accounting practice in 1984 and subsequently expanded his firm by adding two partners. In his 25 years of public practice Mr. Barth has had direct involvement in a number of industries and is familiar with all aspects of accounting for small to medium sized businesses. His diverse clientele includes businesses in the construction, retail, manufacturing, and restaurant sectors. Since 1979 Mr. Barth has been a member of the Canadian Institute of Chartered Accountants and the Ontario Institute of Chartered Accountants.

Mr. Robert E. "Dutch" Van Tassell

      Mr. Robert E. "Dutch" Van Tassell was born in 1935 in Digby, Nova Scotia and graduated with a degree in Geology from Mount Allison University in 1958. Mr. Van Tassell began his mining career in 1956 as a summer student with Giant Yellowknife Mines, in the North West Territories of Canada. Mr. Van Tassell remained with Giant Yellowknife Mines from 1956 to 1962 where he was involved with mining and exploration geology. In 1962, Mr. Van Tassell was employed with Denison Mines located in Elliot Lake, Ontario for a short period of time as an underground geologist. In 1963 he joined United Keno Hill Mines in the Yukon Territory and was a key participant in the discovery of the Husky Mine in 1967, which produced over 25 million ounces of silver. In 1969 Mr. Van Tassell set up a Yukon regional exploration office in Whitehorse which in 1972 discovered the Minto Copper Deposit, employing helicopter supported two man prospecting crews in tree covered areas. While in Whitehorse Mr. Van Tassell served as a director for the Yukon Chamber of Mines for eleven years, two as its president. He also served four terms on the Northern Resources Conference which is held every three years and sponsored by the Yukon Chamber of Mines and Whitehorse Chamber of Commerce, two of these as Chairman. He also served as Chairman of the Whitehorse branch of the Chamber of Mines and two terms as Councillor of District 6. He also gave introductory and advanced prospecting courses for the Chamber of Mines. In 1982 Mr. Van Tassell joined Dickenson Mines in Toronto, Ontario as Vice President of Exploration. In 1984 he was involved with the discovery of additional reserves at the then active silver, lead, zinc Silvana Mine at Sandon, B.C. In 1988 he also played a part in Dickenson's acquisition of the Wharf Mine in South Dakota. While in Toronto Mr. Van Tassell also served as a Board member of the Prospector's and Developers Association of Canada (PDAC) from 1984 to 1993 serving as Chairman on the Program and Environmental Committee. Mr. Van Tassell is a Life member of the Chamber of Mines, the Association of
Exploration Geochemists and the Geological Association of Canada. In March, 2000 he was presented with a lifetime Achievement Award by the PDAC for his contribution to the Mining Industry. Mr. Van Tassell retired in 1998 to assist with family maters.

     Mr, Van Tassell is also a director of the following companies.

Lexam Explorations Inc.  LEX - TXS/NEX-V   Since 1998
Plato Gold Corp.                           Since 1999
Red Lake Resources       RL - TSX-V        Since 2003
Rupert Resources Ltd.    RUP - TSX-V       Since 2004

Appointment of Rene Galipeau as CFO

     The Board appointed Rene Galipeau, a director, as Chief Financial Officer of Yukon Gold effective as of May 11, 2005. Mr. Galipeau has 32 years of experience in various capacities with companies in the mining industry. He
graduated   from  Niagara  College  of  Applied   Arts   and
Technology with a major in Finance. He was Manager of Taxation for Rio Algom Mines Ltd. from 1972 to 1974. Following that, he was Assistant Manager, Taxation, Manager, Taxation, Controller, Vice President of Finance, Canadian Metals Division, of Hudson Bay Mining and Smelting Co. Ltd. from 1974 to 1981. He was Director of Taxation and Corporate Development at Little Long Lac Gold Mines Ltd. (LAC Minerals) from 1981 to 1982. He was then Vice President of Trading and Corporate Development of Inspiration Resources Inc. (the parent of Hudson Bay Mining in New York) from 1982 to 1985. Following that he was Vice President of Finance and CFO of Belmoral Mines Ltd. from 1985 to 1990. He was Vice President of Finance and CFO at
Deak Resources Ltd. from 1990 to 1993. Following that he was Vice President of Finance and CFO of Black Hawk Mining Inc. from 1993 to 1995. He was then Vice President of Finance and CFO, Senior Vice President of Marketing and Finance, CFO and then Executive Vice President and CFO of Breakwater Resources Ltd. from 1993 to 2004. Mr. Galipeau has been a director of eight public mining companies and currently sits on the board of Nuinsco Resources Limited as Chairman.





                         SIGNATURES

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                        YUKON GOLD CORPORATION, INC.


Date: June 8, 2005      By: /s/ W. Warren Holmes
                        Name:   W. Warren Holmes
                        Title:  Chairman and CEO